Gulf Resources, Inc. Announces Reverse Stock Split

Shares Expected to Begin Trading on Split-Adjusted Basis on October 27, 2025

SHOUGUANG, China, Oct. 22, 2025 (GLOBE NEWSWIRE) -- Gulf Resources, Inc. (Nasdaq: GURE) (“Gulf Resources,” “we,” or the “Company”) announced today that it will implement a 1-for-10 reverse stock split of its common stock (the “Reverse Stock Split”), effective at 12:01 a.m. Eastern time on October 27, 2025. The Company’s common stock is expected to begin trading on a split-adjusted basis when the market opens on Monday, October 27, 2025, and will continue to trade on The Nasdaq Capital Market under the symbol “GURE.” The new CUSIP number for the common stock will be 40251W507.

The Reverse Stock Split is intended to increase the bid price of the common stock to enable the Company to regain compliance with the minimum bid price requirement for continued listing on The Nasdaq Capital Market. The Company’s stockholders authorized the reverse stock split at the Company’s annual meeting of stockholders held on September 9, 2025, with the final ratio determined by the Company’s Board of Directors.

On October 10, 2025 the Company’s Board of Directors has determined the final ratio to be 10 to 1. As a result of the Reverse Stock Split, every 10 shares of the Company’s pre-split common stock issued and outstanding will be automatically reclassified into one new share of the Company’s common stock. This will reduce the number of shares outstanding from approximately 13.63 million shares to approximately 1.36 million shares. The number of authorized shares of the Company’s common stock will remain unchanged. Stockholders who would otherwise be entitled to receive a fractional share will instead have their shares rounded up to the nearest whole number. Proportionate adjustments will be made to the exercise prices and the number of shares underlying the Company’s equity plans and grants thereunder, as applicable. The Reverse Stock Split will not affect the par value of the common stock.

The combination of, and reduction in, the shares of common stock as a result of the Reverse Stock Split will occur automatically at the effective time of the Reverse Stock Split without any additional action on the part of the Company’s stockholders. The Company’s transfer agent, Equiniti Trust Company, LLC, is acting as the exchange agent for the Reverse Stock Split and will send stockholders of record holding their shares electronically in book-entry form a transaction notice indicating the number of shares of common stock held after the Reverse Stock Split. Stockholders who hold their shares through a broker, bank, or other nominee will have their positions adjusted to reflect the Reverse Stock Split, subject to their broker, bank, or other nominee’s particular processes, and are not expected to be required to take any action in connection with the Reverse Stock Split.

Additional information regarding the Reverse Stock Split can be found in the Company’s definitive proxy statement for the annual meeting of stockholders of the Company held on September 9, 2025, which was filed with the U.S. Securities and Exchange Commission on July 25, 2025, a copy of which is available at www.sec.gov.

About Gulf Resources, Inc.
Gulf Resources, Inc. operates through four wholly-owned subsidiaries, Shouguang City Haoyuan Chemical Company Limited (“SCHC”), Shouguang Yuxin Chemical Industry Co., Limited (“SYCI”), Daying County Haoyuan Chemical Company Limited (“DCHC”) and Shouguang Hengde Salt Industry Co. Ltd. (“SHSI”). The Company believes that it is one of the largest producers of bromine in China. Elemental Bromine is used to manufacture a wide variety of compounds utilized in industry and agriculture. Through SYCI, the Company manufactures chemical products utilized in a variety of applications, including oil and gas field explorations and papermaking chemical agents, and materials for human and animal antibiotics. Through SHSI, the Company manufactures and sells crude salt. DCHC was established to further explore and develop natural gas and brine resources (including bromine and crude salt) in China. For more information, visit www.gulfresourcesinc.com.

Forward-Looking Statements
This press release contains forward-looking statements concerning our expectations, anticipations, intentions, beliefs, or strategies regarding the future. These forward-looking statements are based on assumptions that we have made as of the date hereof and are subject to known and unknown risks and uncertainties that could cause actual results, conditions, and events to differ materially from those anticipated. Therefore, you should not place undue reliance on forward-looking statements. Examples of forward-looking statements include, among others, statements we make regarding plans with respect to the timing and impact of the Reverse Stock Split; our strategic plans and value; our expectations regarding potential commercial opportunities; and our strategies, positioning and expectations for future events or performance. Important factors that could cause actual results to differ materially from those in the forward-looking statements are set forth in our most recent Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q, and in our other reports filed with the Securities and Exchange Commission, including under the caption "Risk Factors." Any forward-looking statement in this release speaks only as of the date of this release. We undertake no obligation to publicly update any forward-looking statement, whether written or oral, that may be made from time to time, whether as a result of new information, future developments or otherwise.

CONTACT: Gulf Resources, Inc.

Web: http://www.gulfresourcesinc.com

Director of Investor Relations

Helen Xu

beishengrong@vip.163.com